Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Riot Blockchain, Inc. on Form S-3 (No. 333-222450) to be filed on or about February 7, 2018 of our report dated March 31, 2017, except for Note 12, as to which the date is June 28, 2017, on our audit of the consolidated financial statements as of December 31, 2016 and for the year then ended, which report was included in the Definitive Proxy Statement filed July 10, 2017. Our report includes an explanatory paragraph relating to auditing the adjustments to the 2015 financial statements to retrospectively reflect the reverse stock split. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
February 7, 2018